UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                 SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*



                              Radica Games Limited
             ------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    G7342H107
                 -----------------------------------------------
                                 (CUSIP Number)


                                 Not Applicable
                 -----------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)
         [_]      Rule 13d-1(c)
         [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 pages

--------------------
CUSIP NO. G7342H107
--------------------
--------------------------------------------------------------------------------
 1.  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities
     Only).
         ROBERT E. DAVIDS
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)  [  ]
         NOT APPLICABLE
                                                                  (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER
  NUMBER OF            3,265,800
    SHARES        -------------------------------------------------------
BENEFICIALLY      6.   SHARED VOTING POWER
  OWNED BY             0
    EACH          -------------------------------------------------------
 REPORTING        7.   SOLE DISPOSITIVE POWER
   PERSON              3,265,800
    WITH          -------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
                  3,265,800
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES
                  NOT APPLICABLE                                     [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  17.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
                  IN
--------------------------------------------------------------------------------


                                Page 2 of 5 pages

                                  Schedule 13G
                                  ------------

Item 1(a).          Name of Issuer:
                    ---------------

                    Radica Games Limited

Item 1(b).          Address of Issuer's Principal Executive Offices:
                    ------------------------------------------------

                    Suite R, 6th Floor
                    Valiant Industrial Centre
                    2-12 Au Pui Wan Street
                    Fo Tan, Shatin
                    Hong Kong

Item 2(a).          Name of Person Filing:
                    ----------------------

                    Robert E. Davids

Item 2(b).          Address of Principal Business Office:
                    -------------------------------------

                    Suite R, 6th Floor
                    Valiant Industrial Centre
                    2-12 Au Pui Wan Street
                    Fo Tan, Shatin
                    Hong Kong

Item 2(c).          Citizenship:
                    ------------

                    United States

Item 2(d).          Title of Class of Securities:
                    -----------------------------

                    Common Stock, par value $0.01 per share

Item 2(e).          CUSIP Number:
                    -------------

                    G7342H107

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2 (b) or (c), check whether the person filing is a:
                    -------------------------------------------------------

                    Not applicable


                                Page 3 of 5 pages

Item 4.             Ownership:
                    ----------

                    (a) Amount beneficially owned: 3,265,800 shares of Common Stock

                    (b)  Percent of class: 17.1%

                    (c)  Number of shares as to which such person has

                         (i)  Sole power to vote or to direct the vote:
                              3,265,800

                        (ii)  Shared power to vote or to direct the vote:  0

                       (iii) Sole power to dispose or to direct the disposition of: 3,265,800

                        (iv) Shared power to dispose or to direct the disposition of: 0

Item 5.             Ownership of Five Percent or less of a Class:
                    ---------------------------------------------

                    Not Applicable

Item 6.             Ownership of More than Five Percent on
                    Behalf of Another Person:
                    --------------------------------------

                    Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                    Company:
                    ----------------------------------------

                    Not applicable

Item 8.             Identification and Classification of
                    Members of the Group:
                    ------------------------------------

                    Not applicable

Item 9.             Notice of Dissolution of Group:
                    -------------------------------

                    Not applicable

Item 10.            Certification
                    -------------

                    Not applicable


                                Page 4 of 5 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. Dated this 10th day of February, 1999.


                                                      /s/ Robert E. Davids
                                                  ------------------------------
                                                          Robert E. Davids


























                                Page 5 of 5 pages